EXHIBIT 4.1



55 Water Street, 45th Floor                      Frank A. Ciccotto, Jr.
New York, NY  10041                              Managing Director
Tel. 212-438-4417                                E-Business Services
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com                                  STANDARD & POOR'S
                                         A Division of The McGraw Hill Companies


                                January 17, 2008


Van Kampen Funds, Inc.
522 Fifth Avenue
New York, New York  10036

The Bank of New York
Unit Investment Trust Dept.
BNY Atlantic Terminal
2 Hanson Place
12th Floor Brooklyn
New York 11417


              Re: Van Kampen Unit Trusts, Taxable Income Series 124

                        Investment Grade Trust, Series 28
                        Insured Income Trust, Series 161


Gentlemen:

   We have examined Registration Statement File No. 333-146038 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

   In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

   You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,


                                                           /s/ FRANK A. CICCOTTO
                                                                  Vice President